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Exhibit 2.2

                                   MEDISYS PLC
                                Dock Lane, Melton
                                 Suffolk IP121PE
                                     England




                                 January 5, 2001


Chronimed Inc.
10900 Red Circle Drive
Minnetonka, Minnesota 55343

MEDgenesis Inc.
10900 Red Circle Drive
Minnetonka, Minnesota 55343

        Re: Amendment to Asset Purchase Agreement, dated as of December 1, 2000, by and between Chronimed Inc., MEDgenesis Inc., Medisys plc and Hypoguard America Limited
               -----------------------------------------------------------------

Gentlemen:

     Reference is made to the Asset Purchase Agreement, dated as of December 1, 2000 (the "Agreement"), by and between Chronimed Inc., a Minnesota corporation ("Parent"), MEDgenesis Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent ("Seller"), Medisys plc, a corporation organized under the laws of Scotland ("Buyer") and Hypoguard America Limited, a private limited company organized under the laws of England and Wales and a wholly-owned subsidiary of Buyer ("Newco"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

     Notwithstanding any provision in the Agreement to the contrary including, without limitation, Section 1.7 of the Agreement, the parties hereto hereby agree that



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Newco and its accountants shall have the right during the sixty (60)
days following the receipt by Buyer of the Preliminary Closing Date Balance Sheet to examine the Preliminary Closing Date Balance Sheet and all records used to prepare such Preliminary Closing Date Balance Sheet. The parties hereto further agree that Newco shall notify Seller in writing, on or before the last day of such sixty (60) day period, of any good faith objections to the Preliminary Closing Date Balance Sheet, setting forth a detailed description of Newco's objections and the dollar amount of each objection. If Newco does not deliver such notice within such sixty (60) day period, the Preliminary Closing Date Balance Sheet shall be deemed to have been accepted by Newco.

     Except to the extent each is expressly amended by the terms of this letter, all terms and conditions of the Agreement and all other instruments and agreements executed thereunder or in connection therewith shall remain in full force and effect in accordance with their terms. This letter may be amended, supplemented or otherwise modified only by written instrument executed by the parties hereto.


                            [SIGNATURE PAGE FOLLOWS]


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     This letter may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                       MEDISYS PLC

                                       By: /s/ Michael Barry
                                          -------------------------------------
                                          Name:  Michael Barry
                                          Title: Chief Financial Officer


                                       HYPOGUARD AMERICA LIMITED

                                       By: /s/ Michael Barry
                                          -------------------------------------
                                          Name:  Michael Barry
                                          Title: Chief Financial Officer


AGREED TO AND ACCEPTED (as of the date first-above written):

CHRONIMED INC.

By: /s/ Kenneth S. Guenthner
   --------------------------------------
   Name:  Kenneth S. Guenthner
   Title: Secretary

MEDgenesis Inc.

By: /s/ Kenneth S. Guenthner
   --------------------------------------
   Name:  Kenneth S. Guenthner
   Title: Secretary